[***] = CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED AND HAS BEEN MARKED WITH “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

SECOND AMENDMENT TO OPTION AND LICENSE AGREEMENT
This SECOND AMENDMENT TO OPTION AND LICENSE AGREEMENT (this “Second Amendment”) is entered into as of November 28, 2022, by and between Alexion Pharma International Operations Limited (as successor to Alexion Pharmaceuticals, Inc.), a limited company under Irish law having a principal place of business at College Business & Technology Park, Blanchardstown, Dublin, 15, Ireland (“Alexion”), and Xencor, Inc., a Delaware corporation having a principal place of business at 111 West Lemon Avenue, Monrovia, California 91016 (“Xencor”). Alexion and Xencor may each be referred to herein, individually, as a “Party” or, collectively, as the “Parties.”
BACKGROUND
A.Alexion and Xencor entered into the Option and License Agreement, dated as of January 28, 2013, for the purpose of granting Alexion (i) the exclusive right to conduct certain research activities with respect to incorporation of Xencor Fc Domains into Target Compounds and (ii) an option to practice an exclusive license to research, develop and commercialize Licensed Compounds and Licensed Products in the Field in the Territory.
B.The Parties entered into the First Amendment to Option and License Agreement on June 14, 2019 (the Option and License Agreement as amended by the First Amendment is referred to herein as the “Original Agreement”).
C.The Parties wish to further amend the Agreement to revise the definition of Net Sales and to make certain other changes.
D.Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Original Agreement.
NOW, THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:
AMENDMENTS
1.     Section 1.14. Section 1.14 of the Agreement is hereby deleted in its entirety and replaced with the following:
“1.14    “Net Sales” means, with respect to worldwide sales of Licensed Products in the Territory by Alexion, its Affiliates and Sublicensees a particular period, the sum of (a) and (b):
(a)     net sales amounts for Licensed Products sold in the Territory recorded by Alexion or its Affiliates for sales of Licensed Products to Third Parties calculated in accordance with Accounting Standards consistent with Alexion’s or its Affiliate’s (as applicable) annual audited financial statements prepared under International Financial Accounting Standards (“IFRS”) or Generally Accepted

Accounting Principles (“GAAP”) (excluding sales to any Sublicensee or Affiliate) (provided that if for any reason Alexion or one of its Affiliates does not have externally published audited financial statements for a Licensed Product, then net sales amounts for any period that would not be covered by an externally published audited financial statement shall be calculated as specified in this clause (a)), this amount reflecting the gross invoice price at which such Licensed Products were sold or otherwise disposed of by Alexion and its Affiliates (excluding sales by any Sublicensee) to Third Parties in that period reduced by gross-to-net deductions and amounts from a prior period which are not collected and are written off by Alexion or its Affiliates (including bad debts), if not previously deducted from such invoiced amount, taken in accordance with applicable accounting standards; and
(b)    net sales amounts recorded by each Sublicensee for sales of such Licensed Product to Third Parties in accordance with IFRS or GAAP accounting standards, as applicable.
The calculations described in clauses (a) and (b) above shall exclude hedging gains or losses. In addition, distributor fees paid to Third Parties shall not be deducted from gross sales in the calculation of Net Sales for purposes of clauses (a) and (b) above, regardless of how such distributor fees are treated in Alexion’s or its Affiliate’s externally published audited financial statements or under applicable accounting standards in the case of a Sublicensee.
For the avoidance of doubt, the supply of Licensed Product free of charge, including for compassionate use, commercial samples or for use in clinical trials or to Third Parties for evaluation purposes shall not be included in Net Sales.”
2.    Section 6.1. Section 6.1 of the Agreement is hereby deleted in its entirety and replaced with the following:
“6.1    Royalty Reports and Payments. Royalties shall be calculated and reported for each calendar quarter and shall be paid within [***] after the end of each calendar quarter. Each payment shall be accompanied by a report of Net Sales by Alexion, its Affiliates and Sublicensees which shall include [***].”
3.    True-Up of Royalty Amount for Change in Net Sales Definition. In connection with this Second Amendment, Alexion shall prepare a statement reflecting Licensed Product sales for which monies were not received by Alexion on or before September 30, 2022 (“Uncollected Sales”) on a country-by-country basis and the royalty due to Xencor with respect to such Uncollected Sales. This statement shall be submitted to Xencor on or prior to January 15, 2023 with payment of the royalty due to Xencor on or before February 28, 2023. Xencor will then issue a receipted invoice to Alexion.
4.    Miscellaneous.
A.    Alexion and Xencor agree that this Second Amendment shall be annexed to and made part of the Original Agreement. Any conflicts arising between this Second Amendment and the Original Agreement shall be resolved in favor of the provisions in this Second Amendment, including any terms and/or definitions modified and/or made obsolete by this Second Amendment. Except as herein provided, all of the terms and conditions in the Original Agreement remain unchanged and are hereby reaffirmed.

B.    This Second Amendment and any dispute arising from the performance or breach hereof shall be (a) governed by and construed and enforced in accordance with, the laws of the State of Delaware, without reference to conflicts of laws principles, and (b) subject to the exclusive jurisdiction and venue of the Delaware state courts and Federal courts located in Delaware, and the Parties hereby consent to the personal and exclusive jurisdiction and venue of these courts.
C.    This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the Parties have caused this First Amendment to be duly executed and delivered as of the day and year first above written.

Alexion Pharma International Operations Limited By: ____________________________ Name: __________________________ Title: ___________________________	Xencor, Inc. By: ________________________________ Name: ______________________________ Title: _______________________________

[Signature Page to Second Amendment to Option and License Agreement]